CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference
 in this Post-Effective Amendment No. 22 to
Registration Statement No. 33-51247 on Form
N-1A of our reports dated January 23, 2006, relating to the financial statements of Federated Managed
Allocation Portfolios (comprised of the following funds: Federated Conservative Allocation Fund,
 Federated Growth Allocation Fund and Federated
Moderate Allocation Fund), for the year ended
November 30, 2005, and to the reference made to our firm under the captions "Financial Highlights"
 in the Prospectuses and "Independent Registered Public
Accounting Firm" in the Statements of Additional
Information, both of which are part of such Registration Statement.
DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 25, 2006